Exhibit 99

January 28, 2015

Phoenix, Arizona

Knight Transportation Reports Fourth Quarter and Annual 2014 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the fourth quarter and year ended December 31, 2014.

Key financial highlights for the fourth quarter and annual period of 2014 and 2013 were as follows:

(dollars in thousands, except per share data)	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,
	2014	2013	% Chg	2014	2013	% Chg
Total revenue	$317,468	$249,716	27.1%	$1,102,332	$969,237	13.7%
Revenue, excluding trucking fuel surcharge	$273,653	$206,300	32.6%	$925,985	$791,851	16.9%
Operating income	$52,782	$32,165	64.1%	$162,722	$113,909	42.9%
Net income, attributable to Knight	$32,938	$20,101	63.9%	$102,862	$69,282	48.5%
Earnings per diluted share	$0.40	$0.25	59.7%	$1.25	$0.86	45.4%

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on December 5, 2014, which was paid on December 22, 2014.

Dave Jackson, President and Chief Executive Officer, commented on the quarter, “During the fourth quarter of 2014, the truckload freight environment remained strong while capacity continued to be tight.  The robust freight environment coupled with the October 1, 2014 acquisition of Barr-Nunn Transportation, Inc. and certain affiliates led to revenue, excluding trucking fuel surcharge, growth of 32.6%.  Excluding the growth related to the Barr-Nunn acquisition, Knight grew revenue, excluding trucking fuel surcharge, 18.9%, when compared to the same quarter last year.  We experienced growth from both our trucking and logistics segments, as these businesses continue to complement one another.  Our trucking segment grew revenue 26.7% as a result of the strong rate environment and bringing on additional capacity through acquisition and organic growth.  Our logistics segment grew revenue 56.2%, as we continue to grow this segment through expansion of our partner carrier base and investments in the resources that enable this business to provide additional capacity for our customers. We expect continued growth from both the trucking and logistics segments of our business as we expand our capacity and pursue acquisition opportunities that enable us to meet the supply chain needs of our customers.”

The following chart reflects the financial performance of our trucking (asset based) and our logistics (non-asset based) segments for the fourth quarter and annual period of 2014 and 2013.

(dollars in thousands)	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,
	2014	2013	Chg	2014	2013	Chg
Consolidated
Revenue, excluding trucking fuel surcharge	$273,653	$206,300	32.6%	$925,985	$791,851	16.9%
Operating Income	$52,782	$32,165	64.1%	$162,722	$113,909	42.9%
Adjusted Operating Ratio(1)	80.7%	84.4%	-370 bps	82.4%	85.6%	-320 bps
Trucking (Asset based)
Revenue, excluding trucking fuel surcharge	$208,739	$164,751	26.7%	$715,712	$644,682	11.0%
Operating Income	$46,934	$30,317	54.8%	$147,424	$106,167	38.9%
Adjusted Operating Ratio(1)	77.5%	81.6%	-410 bps	79.4%	83.5%	-410 bps
Logistics (Non-asset based)
Revenue	$64,914	$41,549	56.2%	$210,273	$147,169	42.9%
Operating Income	$5,848	$1,848	216.4%	$15,298	$7,742	97.6%
Operating Ratio(1)	91.0%	95.6%	-460 bps	92.7%	94.7%	-200 bps

 (1)Operating ratio is defined in our trucking segment as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge. Operating ratio is defined in our Logistics segment as total operating expenses as a percentage of total revenue.

In the fourth quarter, the trucking segment operating ratio improved to 77.5% from 81.6% for the same quarter last year.  The trucking segment experienced revenue, excluding trucking fuel surcharge, growth of 26.7%, while improving operating income by 54.8%.  A portion of this growth is associated with the October 1, 2014 acquisition of Barr-Nunn Transportation, Inc. and certain affiliates, which operated an average of 545 tractors during the quarter.  We continue to experience positive results from our efforts to improve yield and drive operational efficiencies.  Revenue per tractor, excluding fuel surcharge, increased 9.0%, year over year, attributable to  a 10.6% improvement in revenue per total mile, an 0.8% increase in average length of haul, and a 1.4% decrease in average miles per tractor.  Along with the strong rate environment, the rapid decline in fuel prices and the favorable used equipment market during the fourth quarter resulted in a benefit to our cost per mile that was partially offset by increased salaries and wages, increased recruiting and hiring costs, and rising equipment prices.  Cost control remains an integral part of our culture and enables us to effectively manage these inflationary pressures. Our consolidated non-paid empty mile percentage increased 130 basis points as a result of the expedited business operated by Barr-Nunn.  Excluding Barr-Nunn, our consolidated non-paid empty mile percentage improved 20 basis points when compared to the fourth quarter last year.

Our logistics segment continues to show meaningful growth and complements our trucking segment by enabling us to source more capacity and offer more solutions for our customers.  Our brokerage business increased revenue 99.3% and operating income 220.0%, when compared to the same quarter last year.    Our intermodal business recorded the third consecutive profitable quarter with an 88.1% operating ratio.  We expect continued profitable growth in the logistics segment as we contiunue to invest in technology and drive operational efficiencies.

Attracting and retaining high quality driving associates to the industry continues to be a challenge.  Despite a strong freight environment, the current shortage of qualified driving associates has been a headwind for adding additional capacity.  Our driver development and training programs remain a primary focus area for our management team, and we feel well positioned to continue to make progress in the coming quarters.

Our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.6 years.  During the fourth quarter our average tractor count increased 16.4%, when compared to the same quarter last year.  Excluding Barr-Nunn, we ended the fourth quarter with 88 additional tractors when compared to the end of the third quarter, a 2.1% increase, and with 199 additional tractors when compared to the end of 2013, a 5.0% increase.  The used equipment market remained strong during the quarter and resulted in gain on sale of revenue equipment in the fourth quarter of 2014 of $3.6 million, compared to $2.6 million in the fourth quarter of 2013.

We have returned $19.6 million to our shareholders in the form of quarterly dividends over the twelve months ended December 31, 2014.  We ended the quarter with $17.1 million of cash, $134.4 million of long term debt, and $677.8 million of shareholders' equity. Exluding the $112.4 million borrowed on October 1, 2014 to fund the acquisition of Barr-Nunn, we reduced our net debt by $30.5 million in the fourth quarter. Our net capital expenditures for the year were $178.8 million, while our cash flow from operations was $177.2 million.

The company will hold a conference call on January 28, 2015, at 4:30 PM EST, to further discuss its results of operations for the quarter ended December 31, 2014. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “Fourth Quarter 2014 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of business units and service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited, in thousands, except per share amounts)

	2014	2013	2014	2013
REVENUE:
Revenue, before fuel surcharge	$273,653	$206,300	$925,985	$791,851
Fuel surcharge	43,815	43,416	176,347	177,386
TOTAL REVENUE	317,468	249,716	1,102,332	969,237

OPERATING EXPENSES:
Salaries, wages and benefits	81,036	59,749	271,815	234,306
Fuel expense - gross	48,336	52,073	203,758	214,843
Operations and maintenance	20,078	15,799	71,558	64,715
Insurance and claims	8,718	7,710	31,133	29,350
Operating taxes and licenses	5,708	3,979	17,972	15,624
Communications	1,278	1,399	4,899	5,015
Depreciation and amortization	26,471	21,551	92,893	86,129
Purchased transportation	69,736	51,389	238,041	189,667
Miscellaneous operating expenses	3,325	3,902	7,541	15,679
Total operating expenses	264,686	217,551	939,610	855,328

Income From Operations	52,782	32,165	162,722	113,909

Interest income	132	119	458	413
Interest expense	(391)	(152)	(730)	(462)
Other income (expense)	3,524	1,820	9,380	2,844
Income before income taxes	56,047	33,952	171,830	116,704
INCOME TAXES	22,747	13,580	67,809	46,680
Net Income	33,300	20,372	104,021	70,024
Net income attributable to noncontrolling interest	(362)	(271)	(1,159)	(742)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$32,938	$20,101	$102,862	$69,282

Basic Earnings Per Share	$0.40	$0.25	$1.27	$0.87
Diluted Earnings Per Share	$0.40	$0.25	$1.25	$0.86

Weighted Average Shares Outstanding - Basic	81,376	80,131	80,947	79,994
Weighted Average Shares Outstanding - Diluted	82,713	80,587	82,042	80,330

BALANCE SHEET DATA:
			12/31/14	12/31/13
ASSETS			(Unaudited, in thousands)
Cash and cash equivalents			$17,066	$992
Trade receivables, net of allowance for doubtful accounts			143,531	116,391
Notes receivable, net of allowance for doubtful accounts			1,020	774
Related party notes and interest receivable			0	748
Prepaid expenses			17,423	15,026
Assets held for sale			23,248	16,476
Other current assets			13,345	11,066
Current deferred tax assets			3,187	3,359
Total Current Assets			218,820	164,832

Property and equipment, net			752,046	591,791
Notes receivable, long-term			4,065	4,047
Goodwill and Intangible Assets			50,642	10,257
Other assets and restricted cash			37,280	36,194
Total Long-term Assets			844,033	642,289

Total Assets			$1,062,853	$807,121

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable			$19,122	$14,354
Accrued payroll and purchased transportation			34,127	13,864
Accrued liabilities			25,042	19,062
Claims accrual - current portion			18,532	15,616
Dividend payable - current portion			200	168
Total Current Liabilities			97,023	63,064

Claims accrual - long-term portion			11,505	8,889
Long-term dividend payable and other liabilities			2,513	2,486
Deferred tax liabilities			138,137	140,149
Long-term debt			134,400	38,000
Total Long-term Liabilities			286,555	189,524

Total Liabilities			383,578	252,588

Common stock			818	802
Additional paid-in capital			185,184	150,858
Accumulated other comprehensive income			12,231	4,582
Retained earnings			479,527	397,346
Total Knight Transportation Shareholders' Equity			677,760	553,588
Noncontrolling interest			1,515	945
Total Shareholders' Equity			679,275	554,533
Total Liabilities and Shareholders' Equity			$1,062,853	$807,121

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	% Change	2014	2013	% Change
	(Unaudited)			(Unaudited)

OPERATING STATISTICS

Average Revenue Per Tractor*	$44,583	$40,918	9.0%	$171,510	$160,186	7.1%

Non-paid Empty Mile Percent	11.5%	10.2%	12.7%	10.1%	10.6%	-4.7%

Average Length of Haul	478	474	0.8%	492	479	2.7%

Operating Ratio**	80.7%	84.4%		82.4%	85.6%

Average Tractors - Total	4,682	4,021		4,173	4,017

Average Trailers - Total	11,441	9,382		9,732	9,382

Net Capital Expenditures (in thousands)	$57,526	$28,217		$178,834	$85,368

Cash Flow From Operations (in thousands)	$60,120	$38,271		$177,187	$138,985

* Includes asset segment revenue excluding fuel surcharge.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:  David A. Jackson, President and CEO, or Adam W. Miller, CFO at (602) 606-6315

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